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Consulting Agreement

THIS AGREEMENT is made and entered into this 8th day of July, 1998, between INFECTECH, INC. ("Company"), and BREAKTHRU TECHNOLOGIES, L.L.C., a limited liability company, with an office located in Bethesda, Maryland (''Consultant''). In consideration of the mutual agreements contained in this document, the parties, intending to be legally bound, agree as follows:

RECITALS

A. Consultant is a public relations and financial consulting and advisory company which specializes in the public relations and financial consulting industry; and

B. Company is a private company which desires to enter into the public market; and

C. Company also desires to publicize itself in order to make its name and business better known in the industry, to its shareholders, investors and brokerage houses;

D. Company desires to enter into this Agreement with Consultant to provide public relations and financial consulting services on a non-exclusive basis; and

E. Consultant is willing to accept Company as a client upon the terms and conditions set forth hereunder.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1. Recitals Incorporated. The Recitals set forth in Paragraphs A through E above are incorporated herein by reference as though fully set forth herein.

2. Company's Disclosure. Company shall furnish an Information Package to Consultant including disclosure and filing materials, financial statements, business plans, promotional materials, annual reports and press releases ("Information Package"). Consultant may rely on, and assume the accuracy of the Information Package.

The Company shall also be obligated to provide copies of the Company's finan-cial statements for the last three years or from its inception date, whichever is less.

The Company agrees to notify Consultant immediately of any changes in the status or nature of its business, the possibility of any litigation or any other developments that may require further disclosure in the offering documents or render the Information Package to be materially false or misleading.

3. Services to be Provided by Consultant. Consultant will provide various public relations and financial consulting services in an effort to expose the Company to the brokerage community. Such services may include organizing road shows and speaking engagements, press and news releases, broker packages, mail outs and broker and market maker follow-up.

(a) Consultant will assist the Company in the coordination of a private and/or public offering of its securities utilizing equity, warrant or debt instruments.

(b) Consultant will aid the Company in the obtainment of investors for any proposed private or public offering. Consultant makes no guarantees as to the success or failure of his efforts in this matter.

(c) Consultant will aid the Company in the obtainment of investment opportunities, grant providers and equity candidates, as well as other possible business combinations or financial transactions which infuse capital, revenues or assets into the Company.

(d) Consultant shall assist in arranging the preparation of such packaging and promotional materials as Consultant and the Company shall deem necessary. The Company and securities counsel shall approve all materials prior to completion.

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(e)  Consultant agrees to use its expertise and business contacts to arrange for the continued promotion of the Company's securities. This promotion may be evidenced by the implementation of a financial relations program created by the Company with the advice from Consultant.

(f) Consultant agrees to assist in establishing relationships between the Company and licensed securities broker/dealers for the purpose of completing the initial capitalization as a public company.

(g) Consultant shall make itself available to render advice to the Company concerning shareholders relations, market strategy, broker relations and additional capitalization.

(h) Company will utilize Consultant's interest and expertise in this regard, and Consultant will accept such assignments for the period of One (1) year from the date hereof (the ''Consulting Term'') to undertake such duties and to perform such services as reasonably may be assigned to it by the Board of Directors of Company or by its officers.

(i) Consultant shall be an independent contractor and not an employee, joint venturer, partner or other business relationship of Company and will determine his own methods of operation in accomplishing such tasks as may be assigned.

Consultant will not be entitled to receive any compensation or benefits other than those expressly provided in this Agreement.

(j) Nothing herein shall be interpreted or construed to prohibit Company from utilizing the services of others for the same or similar services, including other consultants, nor from soliciting or obtaining equity investments in the Company on a commissioned or non-commissioned basis or otherwise. The services of others, including other consultants, shall not be of no consequence to nor need be considered by Company when evaluating the performance or compensation of Consultant under this Agreement.

4. Time of Performance. Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue for a period of one year from the date of this Agreement, unless terminated hereunder or unless extended for an additional one year period by the mutual written agreement of both parties.

5. Compensation and Expenses. In consideration of the services to be performed by Consultant, Company agrees to pay compensation to Consultant in the amount set forth below, time being of the essence:

(a) In connection with Consultant providing its public relations and financial consulting services, Consultant shall receive a fee of $1,000.00 per month to be paid to Consultant on a monthly basis or if not paid, to be accrued and payable if not actually so paid. The term of this Agreement is for twelve (12) months, unless terminated earlier as provided herein.

(b) The Company, in addition to the fee described above shall also pay to Consultant reasonable expenses in the amount of $500.00 per month. These expenses typically include, telephone, copying, facsimile, overnight service, cost and expenses for travel, hotel accommodations, meals and miscellaneous costs and expenses actually incurred by Consultant in performing the services described above. These costs and expenses in excess of the per month payments shall be paid by the Company upon presentation of a bill by Consultant. All such expenses, in excess of $500.00 per month, if any, shall be subject to pre-approval by the Company.

(c) ''Reasonable and appropriate expenses'' include those expenses incident to completion of an assignment, including any travel expenses to and from assignments that are distant from Company's principal office or other location, lodging and meal expenses, and all other expenses reasonably related to completion of the task, subject to prior approval by the Company. However, for any consulting assignment requiring Consultant to travel to the consulting location in no event will Company be required to pay travel expenses greater than the then prevailing tourist class round-trip airfare from Washington, D.C. to the consulting location. Further, Company reserves the right to make air travel arrangements for Consultant. Consultant will advise Company in advance of any trips he may make to locations proximate to Company's

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headquarters so that, if convenient to both parties, consulting assignments in the headquarters area may be arranged that involve less travel expense to Company than travel from Washington, D.C. Upon request, Consultant must document to the satisfaction of Company his consulting expenses to Company including, when feasible, receipts for travel, lodging and meals.

6.  Representations.

A.  The Company represents warrants and covenants the following:

(a) The Company will cooperate fully with Consultant in performing the work the Company is required to perform in supplying information to Consultant so that Consultant may perform its services under this Agreement.

(b) The Company agrees to refrain from engaging in any activity scheme or plan to circumscribe, prevent or refuse to pay the compensation discussed above in Paragraph 5. In addition, Company agrees not to circumvent this Agreement either directly or indirectly nor will it interfere with, impair, delay or cause Consultant to perform work not described in this Agreement.

(c) The Company and each of its subsidiaries is a corporation duly organized and existing under the laws of its state or incorporation and is in good standing with the jurisdiction of its incorporation in each state where it is required to be qualified to do business.

(d) The Company will disclose to Consultant all material facts and circumstances which may affect the decisions or course of conduct of Consultant and the Company will be ultimately responsible for the veracity of all disseminated information.

B.  Consultant represents, warrants and covenants the following:

(a) Consultant will devote its energies and resources toward the obtaining of investment through a public offering or otherwise as contemplated in this Agreement.

(b) Consultant will disclose to Company all material facts and circumstances which may affect its ability to perform its undertaking herein.

(c) Consultant will cooperate in a prompt and professional manner with the Company, its attorneys, accountants and agents in the performance of the under-taking under this Agreement.

7. Confidentiality. Consultant agrees that all information received from the Company shall be treated as confidential information and Consultant shall not disclose, share or otherwise disseminate or permit to be disseminated such information with any other person or entity, except the S.E.C., and/or attorneys and accountants for the Company, without the prior express written consent of the Company.

8. Notices. Any notice from either party in the other shall be deemed received on the date such notice is personally delivered. Any notice sent by fax transmission shall be deemed received by the other party on the next business day after it has been transmitted. Any notice sent by mail by either party to the other shall be deemed received on the third business day after it has been deposited at a United States Post Office. For purposes of delivering or sending notice to the parties to this Agreement such notices shall be delivered or sent as follows:

If notice is delivered to Consultant to:

Breakthru Technologies, LLC
3 Democracy Center
6908 Rockledge Drive, Suite 600
Bethesda, MD  20517



If notice is delivered to the Company to:

Infectech, Inc.

ATTN:  Robert A. Ollar, Chairman
c/o 87 Stambaugh Avenue, Suite 2
Sharon, PA  16146

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and a copy to its attorney:

William J. Moder, III, Esquire
III, Esquire Road, Suite 104
Kerrwood Place, P.O. Box 1071
Hermitage, PA  16148

9. Validity. If for any reason any provision of this Agreement will be determined to be invalid or unenforceable, the validity and effect of the other provisions will not be affected.

10. Waiver of Breach. The waiver by Company or by Consultant of a breach of any provision of this Agreement by the other party will not operate, or be construed, as a waiver of any other breach of such other party, or a subsequent breach of the same provision nor shall the same be in any way construed or interpreted to be a modification or amendment of this Agreement.

11. Termination Circumstances. This Agreement will terminate immediately upon the death of Consultant during the Consulting Term. Further, Company shall have the right to terminate this Agreement, with or without cause, by providing thirty (30) days prior written notice to Consultant. Consultant shall have the right to terminate this Agreement upon written notice to Company. Should Consultant or Company elect to terminate this Agreement then such termination shall terminate the obligations of Company and Consultant hereunder and any right of Consultant to any sums payable hereunder after the effective date of the termination.

12. Assignment. This Agreement will inure to the benefit of, and be binding upon, Company, its successors and assigns. This Agreement will be binding on Consultant, Consultant's heirs, executors or administrators, and legal representatives. However, this Agreement will not be assignable by Consultant nor shall the obligations of Consultant be delegated, without express written consent of the Company.

13. Entire Agreement. This Agreement represents the entire understanding of the parties and there are no other outstanding agreements or, provisions, except as set forth herein. This Agreement may not be amended except by a writing signed by the party against whom enforcement of any amendment is sought.

14. Applicable Law. The parties agree that this Agreement will be construed and enforced pursuant to the laws of the Commonwealth of Pennsylvania, and venue and jurisdiction will lie within said
Commonwealth, subject to the arbitration provisions set forth herein, notwithstanding the principles of conflicts of laws.

15. Construction. This Agreement shall be construed as if both parties participated equally in its negotiation and drafting. This Agreement shall not be construed against one party over another party due to the identity of the draftsman.

16. No Representation, Warranty or Guarantee of Success. Consultant provides no representation, warranty or guarantee of success in the capitalization of the Company.

17. Arbitration. The parties hereby agree that any dispute, claim or controversy arising out of the construction, interpretation or application of this Agreement and its provisions shall be decided by mandatory arbitration conducted under the Rules of the American Arbitration Association to be decided in Pittsburgh, Pennsylvania. Enforcement and collection of any award made hereunder, however, shall be available to the prevailing party in any court of competent jurisdiction.












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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound in accord with the provisions of the Uniform Written Acknowledgements Act (33 P.S. 1, et seq) have set their hands as of the day and year first above written.

WITNESS/ATTEST:
CONSULTANT
Breakthru Technologies, L.L.C.
/S/ Webster Hubbell
Print Name/Title:

WITNESS/ATTEST:
COMPANY:
Infectech, Inc.
Mitchell S. Felder, MD
Print Name/Title:
Mitchell S. Felder, M.D.
Title:  President & CEO